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                                                                    EXHIBIT 99.1


        ARV ASSISTED LIVING ENTERS INTO AGREEMENT IN PRINCIPLE TO ACQUIRE
            INTERESTS IN 13 SENIOR HOUSING COMMUNITIES IN CALIFORNIA

        Costa Mesa, Calif. - February 12, 1998 - ARV Assisted Living, Inc. (Amex:SRS) announced today it has entered into a non-binding agreement in principle to purchase interests in 13 senior housing communities containing approximately 1,900 units, located in California, for $88.0 million. The communities, which complement ARV's geographic clusters in Southern and Northern California, are expected to be purchased from Burlingame, California - based Hillsdale Group, L.P., an investment of Fremont Realty Capital, L.L.C.

        Following the closing of the transaction, which further consolidates ARV's position as California's largest assisted living provider, the company would operate 43 communities containing 5,300 units in California. On a national basis, ARV will have 63 operating communities containing 8,300 units located in 10 states.

        "Our strategic plan calls for the acquisition of communities that complement our existing geographic clusters or that create new clusters," said Howard G.Phanstiel, Chairman and Chief Executive Officer of ARV Assisted Living, Inc. "This acquisition will allow us to proceed with our major strategic goals and significantly increase our market position in California, the nation's most populous state."

        The forward-looking statements contained in this news release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, without limitation, the risk that a binding contract will not be entered into and the inability to satisfy licensure requirements for acquired facilities. Closing of this transaction will be subject to, among other things, the consent of third parties and real estate and licensing due diligence.

         ARV Assisted Living, Inc. was founded in 1980. The company is one of the nation's leading providers of assisted living as well as California's leading provider. ARV currently operates 50 communities containing about 6,400 units in 10 states. It has four communities containing 510 units under construction in California, Florida, Massachusetts and Nevada.